Exhibit 99.1

Celsion Corporation Announces Stock Consolidation

Strategic Move to Attract a Broader Range of Investors, to Ensure a Strong Balance Sheet, and

to Enable the Expansion of the Company's Product Pipeline

LAWRENCEVILLE, N.J. -- May 26, 2017 -- Celsion Corporation (NASDAQ: CLSN), an oncology drug development company, announced today that it is effecting a 1 for 14 reverse stock split of its common stock which will be effective for trading purposes as of the commencement of trading on Tuesday, May 30 , 2017.  As of that date, each fourteen (14) shares of issued and outstanding common stock and common stock equivalents will be consolidated into one (1) share of common stock.  In addition, at the market open on May 30, 2017, the common stock will trade under a new CUSIP number 15117N503 although the Company's ticker symbol, CLSN, will remain unchanged.

The reverse stock split was previously approved by the Company's stockholders at the 2017 Annual Meeting held on May 16, 2017, and the Company will file a Certificate of Amendment to its Certificate of Incorporation to effect the stock consolidation on May 26, 2017.  The primary reasons for the reverse stock split are:

●	To increase the market price of the Company's common stock making it more attractive to a broader range of institutional and other investors, and
●

To provide the Company with additional capital resources and flexibility sufficient to execute its business plans including the establishment of strategic relationships with other companies and to ensure its ability to raise additional capital as necessary.

The number of outstanding common shares will be reduced from 56,982,418 shares to approximately 4.1 million shares.  The number of authorized shares and the par value per share will remain unchanged.  No fractional shares will be issued in connection with the reverse stock split.  Holders of fractional shares will be paid out in cash for the fractional portion.  The number of outstanding options and warrants will be adjusted accordingly, with outstanding options being reduced from 2.5 million to approximately 0.2 million and outstanding warrants being reduced from 33.5 million to approximately 2.4 million.  Celsion stockholders will receive instructions from its transfer agent, American Stock Transfer and Trust Company, relating to procedures for exchanging existing stock certificates for new certificates or book-entry shares and for the receipt of cash proceeds in lieu of fractional shares.

"Over the last few months we have had numerous discussions with investors, advisors and our board regarding our capital structure. We believe the resulting increase in share price will demonstrate the true value of Celsion's common stock, broaden the appeal of our shares to investors, particularly institutional stockholders, and provide the Company with additional authorized shares to execute its current business plans and strategy," stated Michael H. Tardugno, Celsion's chairman, president and CEO.

About Celsion Corporation

Celsion is a fully-integrated oncology company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company's lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer and in Phase II development for the treatment of recurrent chest wall breast cancer. The pipeline also includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian and brain cancers. Celsion has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. For more information on Celsion, visit our website: http://www.celsion.com. (Financial).

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion's periodic reports and prospectuses filed with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Celsion files with the Securities and Exchange Commission available at www.sec.gov.

Celsion Investor Contact

Jeffrey W. Church
Sr. Vice President and CFO
609-482-2455
jchurch@celsion.com